Exhibit 99.1

  U. S. STEEL SIGNS LETTER OF INTENT TO SELL RAW MATERIALS AND TRANSPORTATION
                                   BUSINESSES

     PITTSBURGH, Oct. 16, 2002 - United States Steel Corporation (NYSE: X) announced today that it has signed a letter of intent to sell its Clairton, Pa., and Gary, Ind., coke operations, its Minnesota iron ore operations (Minntac), and its wholly owned transportation services subsidiary Transtar, Inc. (Transtar), to an entity formed by affiliates of Apollo Management, L.P. (Apollo) of New York City.
     The transaction is subject to the negotiation of definitive agreements and other customary conditions, including approvals from the board of directors, lenders and regulatory agencies. The parties plan to reach definitive agreements by year-end 2002 with closing expected to follow in the first quarter of 2003.
     Under terms of the letter of intent, it is anticipated that U. S. Steel would receive approximately $500 million in cash and retain about a 20 percent interest in the new company, with the new company assuming all collective bargaining agreements, certain employee benefit obligations and certain other liabilities. U. S. Steel currently estimates the transaction could result in a pre-tax loss of up to $300 million.
     The new company and U. S. Steel plan to enter into long-term contracts to supply U. S. Steel with its domestic iron ore and coke requirements and to provide U. S. Steel with transportation services.
     U. S. Steel Chairman, CEO and President Thomas J. Usher said, "This sale would enable us to redeploy capital to other potential uses such as strategic acquisition opportunities, debt reduction, or voluntary contributions to employee benefit plans."
     He added, "This would be an important step in our strategy to focus on growing our higher value-added domestic operations and to continue to expand globally. At the same time, we would secure a stable, long-term supply of our critical raw material requirements at market-based prices and preserve the vital transportation services provided through Transtar.
     "We believe the sale of these assets would be in the best interests of all of our stakeholders. We are also pleased to participate as a minority equity owner with Apollo in the growth of these excellent businesses in the years ahead."
     Charles C. (Chuck) Gedeon, currently executive vice president-raw materials for U. S. Steel, would leave U. S. Steel to lead the new company. Gedeon, who started in the steel industry as a laborer, has more than 40 years of experience covering virtually every aspect of the steelmaking process. He has been responsible for the raw materials operations since he joined U. S. Steel in 1986. Operating managers and employees of Clairton Works, Gary Coke, Minntac and Transtar would also join the new company.
     Josh Harris, a founding partner of Apollo, said, "We are extremely pleased to be partnering with the domestic industry's premier steel producer and excited about the growth prospects for the new company. The leadership of Chuck Gedeon, the experienced management team and the corps of dedicated employees at these facilities are a strong formula for success."
     Apollo, formed in 1990, is a private equity fund based in New York. Since its inception, Apollo and its affiliates have managed the investment of over $13 billion in capital in a wide variety of industries.
     Clairton Works and Gary Coke operations are both ISO 14001 certified and are leaders in environmental stewardship. Clairton Works employs about 1,500 people and is the country's largest coke producer, with an annual capacity of
4.6 million net tons. Gary Coke operations, with approximately 550 employees, has an annual capacity of 2.1 million net tons.
     Minntac, U. S. Steel's taconite mining operations in Mt. Iron, Minn., mines iron-bearing taconite and converts it into high-iron content pellets in a process called beneficiation. With an annual production capacity of 16.4 million net tons, Minntac is the largest producer of taconite pellets in North America and employs about 1,550 people. At the end of 2001, U. S. Steel had 695 million net tons of iron ore reserves, all of which were and would continue to be assigned to Minntac.
     Transtar owns several rail lines, a barge line and a number of transportation-related entities and has approximately 1,700 employees. All of Transtar's direct and indirect operating subsidiaries would be included in the proposed transaction, except Transtar Logistics, LLC, which provides transportation management services to U. S. Steel and third parties. The operations to be sold include the Birmingham Southern Railroad Company and its subsidiary Fairfield Southern Company, Inc.; the Elgin, Joliet and Eastern Railway Company; the Lake Terminal Railroad Company; the McKeesport Connecting Railroad Company; the Union Railroad Company; the Warrior & Gulf Navigation Company and its subsidiary, the Mobile River Terminal Company, Inc.; and Tracks, Traffic and Management Services, Inc.

                                      -oOo-

     Consummation of the transaction described above and the anticipated financial impact on U. S. Steel are forward-looking statements which are based on a number of assumptions concerning future events made by management and information currently available to management. This release lists many but not all of the factors that would determine whether the transaction is consummated and the timing of any closing. Many of these factors, such as regulatory approval and the ability of the new company to obtain financing are beyond the control of U. S. Steel. Investors and other readers are cautioned not to put undue reliance on such forward-looking statements. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of
U. S. Steel for the year ended December 31, 2001, and in subsequent filings for
U. S. Steel.